Exhibit 10.12
MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT
UNDER THE
2011 SCORPIO HOLDINGS CORPORATION STOCK INCENTIVE PLAN
          THIS MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT (the “Agreement”) by and between Scorpio Holding Corporation, a Delaware corporation (the “Company”), and the individual named on the Participant Master Signature Page hereto (the “Participant”) is made as of the date set forth on such Participant Master Signature Page.
          WHEREAS, Participant has been selected by the Company to invest in shares of common stock of the Company (“Common Stock”) and in connection therewith will receive an option to purchase shares of Common Stock (the “Option”) pursuant to the terms set forth below and the terms of the Plan, the Stock Option Agreement, and the Shareholders Agreement; and
          WHEREAS, on the terms and subject to the conditions hereof, Participant desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Participant, shares of Common Stock and the Option, in each case, as set forth on the Participant Master Signature Page hereto, as hereinafter set forth.
          NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions.
     1.1 Affiliate. The term “Affiliate” shall have the meaning set forth in the Plan.
     1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.
     1.3 Board. The “Board” means the Company’s Board of Directors.
     1.4 Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.2(b).
     1.5 Cause. The term “Cause” shall have the meaning set forth in the Stock Option Agreement.
     1.6 Closing. The term “Closing” shall have the meaning set forth in Section 2.3.
     1.7 Closing Date. The term “Closing Date” shall have the meaning set forth in the Participant Master Signature Page.
     1.8 Common Stock. The term “Common Stock” shall have the meaning set forth in the preface.

     1.9 Company. The term “Company” shall have the meaning set forth in the preface.
     1.10 Competitive Activity. Participant shall be deemed to have engaged in “Competitive Activity” if Participant is engaged as an employee or service provider for a Competitive Business at any time (regardless of whether such conduct constitutes a Restrictive Covenant Violation).
     1.11 Competitive Business. The term “Competitive Business” shall mean any business that competes with the business of the Company or any of its Subsidiaries, including the design, development, manufacturing, marketing or sale or any product or service of the type designed, developed, manufactured, marketed or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the date of Participant’s termination of employment) in any geographical area where the Company or any of its Subsidiaries conduct business.
     1.12 Cost. The term “Cost” shall mean the price per Share paid by Participant (which, in the case of Shares acquired in exchange for a contribution of PGI Shares, shall be an amount equal to the Per Share Closing Payment (as defined in the Merger Agreement)), if any, as proportionately adjusted for all subsequent distributions of Shares and other recapitalizations and less the amount of any distributions made with respect to the Shares pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.
     1.13 Disability. The term “Disability” shall have the meaning set forth in the Plan.
     1.14 Fair Market Value. The term “Fair Market Value” shall have the meaning set forth in the Plan.
     1.15 Family Group. The term “Family Group” shall have the meaning set forth in the Shareholders Agreement.
     1.16 Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Subsidiaries from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Subsidiaries.
     1.17 Fiscal Year. The term “Fiscal Year” means each fiscal year of the Company.
     1.18 Good Reason. The term “Good Reason” shall have the meaning set forth in the Stock Option Agreement.
     1.19 Merger. The term “Merger” means the consummation of the merger contemplated by the Agreement and Plan of Merger dated as of October 4, 2010 (the “Merger Agreement”) among PGI, Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation, and MatlinPatterson Global Opportunities Partners L.P.
     1.20 Option. The term “Option” shall have the meaning set forth in the preface.

     1.21 Participant. The term “Participant” shall have the meaning set forth in the preface.
     1.22 Put Notice. The term “Put Notice” shall have the meaning set forth in Section 4.1(b).
     1.23 Plan. The term “Plan” means the 2011 Scorpio Holdings Corporation Stock Incentive Plan, as it may be amended or supplemented from time to time.
     1.24 PGI. The term “PGI” shall mean Polymer Group, Inc., a Delaware corporation and, following the Closing, a subsidiary of the Company.
     1.25 PGI Share. The term “PGI Share” shall have the meaning set forth in Section 2.3(b).
     1.26 Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.
     1.27 Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Participant’s breach of any provision of Section 5 of the Option Agreement or any similar provision applicable to Executive.
     1.28 Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.
     1.29 Shareholders Agreement. The term “Shareholders Agreement” means the Shareholders Agreement dated as of the Closing Date among the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.
     1.30 Shares. The term “Shares” means any shares of Common Stock acquired by Participant, including Shares issuable or issued upon exercise of the Option.
     1.31 Sponsor. The term “Sponsor” means Blackstone Capital Partners V L.P. and its Affiliates.
     1.32 Stock Option Agreement. The term “Stock Option Agreement” means the Stock Option Agreement, dated as of the Closing Date, among Participant, the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.
     1.33 Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Plan.
     1.34 Termination Date. The term “Termination Date” means the date upon which Participant’s employment with the Company and its Subsidiaries is terminated.

2. Subscription for Shares; Issuance of Option.
     2.1 Acquisition of Shares. Pursuant to the terms and subject to the conditions set forth in this Agreement, Participant hereby subscribes for and agrees to acquire, and the Company hereby agrees to issue to Participant, on the Closing Date, the number of Shares set forth on the Participant Master Signature Page hereto in exchange for the purchase price (the “Purchase Price”) set forth on the Participant Master Signature Page hereto.
     2.2 Issuance of Option. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Plan and the Stock Option Agreement, as of the Closing Date, the Company shall issue to Participant an Option to purchase the number of Shares set forth on the Participant Master Signature Page hereto at an exercise price per Share equal to the amount set forth on the Participant Master Signature Page hereto.
     2.3 The Closing. The closing (the “Closing”) of the issuance of Shares hereunder shall take place on the Closing Date. Participant shall deliver to the Company the Purchase Price, payable by either (a) delivery of the amount in cash equal to the Purchase Price, by delivery of a personal check or by wire transfer in immediately available funds and/or (b) delivery of an irrevocable letter of transmittal or instruction to the paying agent and/or PGI (as applicable) under the Merger Agreement instructing the paying agent and/or PGI (as applicable) to pay to the Company or its designate, on Executive’s behalf, an amount equal to the Purchase Price to the Company out of cash proceeds otherwise payable to Executive upon the Merger for the Per Share Closing Payment. Participant also may deliver the Purchase Price to the Company using a combination of the foregoing methods.
     2.4 Section 83(b) Election. Within 30 days after the Closing, Participant shall provide the Company with a copy of a completed election with respect to the Shares purchased at Closing under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form attached to the Participant Master Signature Page hereto. Participant shall file (via certified mail, return receipt requested) such election with the Internal Revenue Service within 30 days after the Closing and shall, prior to such 30th day, certify to the Company that such timely filing has been made.
     2.5 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to Participant any Shares or grant the Option unless (i) Participant is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Participant contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, and (iii) Participant is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Participant on or prior to the Closing Date.
3. Investment Representations and Covenants of Participant.
     3.1 Shares Unregistered. Participant acknowledges and represents that Participant has been advised by the Company that:
          (a) the offer and sale of Shares have not been registered under the Securities Act;

          (b) the Shares must be held indefinitely and Participant must continue to bear the economic risk of the investment in the Shares unless the offer and sale of the Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;
          (c) there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future;
          (d) a restrictive legend in the form set forth below and the legends set forth in the Shareholders Agreement shall be placed on the certificates representing the Common Stock:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and
          (e) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.
     3.2 Additional Investment Representations. Participant represents and warrants that:
          (a) Participant is or is not an accredited investor, as described on the Participant Master Signature Page hereto;
          (b) Participant’s financial situation is such that Participant can afford to bear the economic risk of holding the Shares for an indefinite period of time, has adequate means for providing for Participant’s current needs and personal contingencies, and can afford to suffer a complete loss of Participant’s investment in the Shares;
          (c) Participant’s knowledge and experience in financial and business matters are such that Participant is capable of evaluating the merits and risks of the investment in the Shares;
          (d) Participant understands that the Shares are a speculative investment which involves a high degree of risk of loss of Participant’s investment therein, there are substantial restrictions on the transferability of the Shares and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Shares and, accordingly, it may not be possible for Participant to liquidate Participant’s investment in case of emergency, if at all;
          (e) the terms of this Agreement provide that, with respect to the Shares received upon exercise of the Option only, if Participant ceases to be an employee of the

Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Shares at a price which may, under certain circumstances, be less than the Fair Market Value thereof;
          (f) Participant understands and has taken cognizance of all the risk factors related to the purchase of the Shares and, other than as set forth in this Agreement, no representations or warranties have been made to Participant or Participant’s representatives concerning the Shares or the Company or their prospects or other matters;
          (g) Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Merger, the Plan, the Stock Option Agreement, the Shareholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Shares and to obtain any additional information which Participant deems necessary; and
          (h) all information which Participant has provided to the Company and the Company’s representatives concerning Participant and Participant’s financial position is complete and correct as of the date of this Agreement.
4. Certain Sales Upon Termination of Employment.
     4.1 Put Option
          (a) If Participant’s employment with the Company and its Subsidiaries either (1) terminates due to the death of the Participant or (2) is terminated by the Company and its Subsidiaries as a result of the Disability of Participant, the Participant and the Participant’s Family Group shall have the right, subject to the provisions of Section 5 hereof, for a period of 180 days following the 210th day after (x) the Termination Date in the case of Shares outstanding on the Termination Date and/or (y) the receipt of the Shares following exercise of the Option in the case of Shares acquired after the Termination Date, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from Participant, all of Participant’s Shares at a price per Share equal to Fair Market Value (measured as of the purchase date); provided that the exercise of such right may be delayed by the Company to the extent any such delay is necessary to avoid the application of adverse accounting treatment to the Company.
(b) If Participant or Participant’s Family Group, as applicable, desires to exercise its option to require the Company to repurchase Shares pursuant to Section 4.1(a), Participant or Participant’s Family Group, as applicable, shall send written notice to the Company setting forth Participant’s or Participant’s Family Group, as applicable, intention to sell all the Shares, as applicable, pursuant to Section 4.1(a) (the “Put Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of such notice. The Put Notice shall not be effective unless received prior to the date of a Public Offering or Change of Control.
     4.2 Call Option.

          (a) If Participant’s employment with the Company and its Subsidiaries terminates for any reason or in the event of a Restrictive Covenant Violation or Participant’s engaging in a Competitive Activity (as defined in Section 1.10 of this Agreement), the Company shall have the right and option, but not the obligation, to purchase any or all of Participant’s Shares (whether issuable or issued upon exercise of the Option or acquired pursuant to this Agreement) for a period of one year commencing with the 185th date following (or such longer period as is necessary in order to avoid the application of adverse accounting treatment to the Company) the later of (x) the Termination Date or (y) the date of receipt of the Shares following exercise of the Option, in each case, at a price per Share equal to the applicable purchase price determined as follows (it being understood that if Shares subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Shares subject to repurchase hereunder at the lower price):
     (i) Death or Disability. If Executive’s employment with the Company and its Subsidiaries is terminated (x) due to the death of Executive or (y) by the Company and its Subsidiaries as a result of the Disability of Executive, then the purchase price per Share will be Fair Market Value (measured as of the purchase date).
     (ii) Termination with Cause; Voluntary Resignation when Grounds Exist for Cause; Early Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries with Cause or (y) by Executive at a time when grounds exist for a termination with Cause or (z) by Executive without Good Reason prior to the third anniversary of the Merger, or, if Participant commences employment after the Merger, the third anniversary of the Executive’s date of hire, then the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the purchase date) and (B) Cost;
     (iii) Termination without Cause; Other Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company without Cause or (y) by Executive under circumstances where Section 4.2(a)(i) and (ii) do not apply, then the purchase price per Share will be Fair Market Value (measured as of the purchase date).
     (iv) Restrictive Covenant Violation. If a Restrictive Covenant Violation occurs, then the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the purchase date) and (B) Cost; or
     (v) Competitive Activity. In the event the Executive engages in Competitive Activity not constituting a Restrictive Covenant Violation, then the purchase price per Share will be Fair Market Value (measured as of the purchase date).
The Call Option (except in the case of any event described in Section 4.2(a)(ii) and (iv)) shall expire upon the occurrence of an Public Offering.
          (b) If the Company desires to exercise its option to purchase such Shares pursuant to Section 4.2(a), the Company shall, not later than the expiration of the period set forth in Section 4.2(a), send written notice to Participant of its intention to purchase Shares, specifying the number of Shares to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the later of the Call Notice.
          (c) Notwithstanding the foregoing, if the Company elects not to exercise its option to purchase Shares pursuant to this Section 4, the Sponsor may elect to purchase such Shares on the same terms and conditions set forth in this Section 4.2 by providing written notice to Participant of its intention to purchase Shares within 30 days after the expiration of the Company’s applicable call window.
     4.3 Obligation to Sell Several. If there is more than one member of Participant’s Family Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.
5. Certain Limitations on the Company’s Obligations to Purchase Shares.
     5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Shares at any time pursuant to Section 4, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, or (iii) to the extent that there is a lack of available cash on hand of the Company and no cash is available to the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Participant that it is not obligated to purchase hereunder.
          (b) Notwithstanding anything to the contrary contained in Section 4.1, any Shares which Participant or Participant’s Family Group, as applicable, has elected to sell, but which in accordance with Section 5.1(a) is not purchased at the applicable time provided in Section 4.1, shall be purchased by the Company (x) by delivery of a promissory note for the applicable purchase price payable at such time as would not result in a Financing Default, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the applicable Applicable Federal Rate at such time, if greater; or (y) if purchase by delivery of a promissory note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Shares are no longer prohibited under Section 5.1(a) and the Company shall give Participant five (5) days’ prior notice of any such purchase.
          (c) Notwithstanding the anything herein to the contrary, (i) at any time during the 10 day period following the expiration of the 15 day period referred to in the last sentence of Section 5.1(a), Participant or Participant’s Family Group may withdraw the Shares subject to the put option described in Section 4.1 or the call right in Section 4.2, as applicable, (ii) in the case of a previously exercised put option, the closing of such put transaction shall be suspended during such 10 day period and such transaction shall be cancelled if Participant or Participant’s Family Group withdraws the Shares and (iii) in the case of a previously exercised call right, such transaction shall be cancelled if the Participant or the Participant’s Family Group withdraws the Shares.
     5.2 Payment for Shares. If at any time the Company elects, or is required, to purchase any Shares pursuant to Section 4, unless otherwise provided for herein, the Company shall pay the purchase price for the Shares it purchases (i) first, by the cancellation of any indebtedness owing from Participant to the Company or any of its Subsidiaries, if any, and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares so purchased, duly endorsed.
     5.3 Repayment of Proceeds. If the Participant’s Employment is terminated by the Company for Cause or the Participant engages in any Restrictive Covenant Violation, or the Company discovers after a termination of Employment that grounds for a termination with Cause existed at the time thereof, then Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to Participant therefor so long as such request is provided to Participant within the 18 months immediately following Participant’s cessation of employment (or in the case of a Restrictive Covenant Violation, 18 months from the Company’s actual knowledge of such Restrictive Covenant Violation), an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, Shares over (B) the aggregate price paid by Participant for such Shares. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination with, Cause. The foregoing remedy shall not be exclusive.
6. Miscellaneous.
     6.1 Transfers to Permitted Transferees. Prior to the transfer of Shares, to the extent permitted under the terms of the Shareholders Agreement, Participant shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Shares transferred to such person will continue to be Shares for purposes of this Agreement in the hands of such person. Any transfer or attempted transfer of Shares in violation of any provision of this Agreement or the Shareholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.
     6.2 Recapitalizations, Exchanges, Etc. Affecting Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of any dividend payable in shares of Common Stock, issuance of shares of Common Stock, combination, recapitalization, reclassification, merger, consolidation or otherwise.
     6.3 Participant’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Participant in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Participant at any time or for any reason whatsoever, with or without Cause.
     6.4 Cooperation. Participant agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement and the Merger.
     6.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Blackstone is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.
     6.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.
     6.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.
     6.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.
          (a) If to the Company:
c/o Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, NC 28269 USA
Fax +1.704.697.5122
Attention: Daniel L. Rikard

with a copy to:
c/o The Blackstone Group, L.P.
345 Park Avenue
New York, New York 10154
Attention: Chinh Chu
Fax: (212) 583-5722
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Gregory Grogan
Fax: (212) 455-2502
          (b) If to the Participant, to the address as shown on the stock ledger of the Company.
     6.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.
     6.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     6.11 Injunctive Relief. Participant and any permitted transferee each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
     6.12 Rights Cumulative; Waiver. The rights and remedies of Participant and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
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          This Management Equity Subscription Agreement between the Company and the Participant named on the Participant Master Signature Page hereto is dated and executed as of the date set forth on such Participant Master Signature Page.
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